UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2016

BIO-KEY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13463	41-1741861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3349 Highway 138, Building A, Suite E

Wall, NJ 07719

(Address of principal executive offices) (Zip Code)

(732) 359-1100

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03     Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year.

As previously reported in BIO-key International, Inc.’s (the “Company,” “we” or “us”) Current Report on Form 8-K, on January 27, 2016, the Company’s stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock in the range of 1-for-4 to 1-for-12, with the final decision of whether to proceed with the reverse stock split and the exact ratio and timing of the reverse split to be determined by our board of directors (the “Board”), in its discretion, no later than December 30, 2016.

On December 12, 2016, our Board set the reverse split ratio at 1-for-12 and on December 27, 2016, we filed a Certificate of Amendment to effect the reverse stock split. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated by reference herein. Our common stock will begin trading on the OTCQB on a split-adjusted basis on December 29, 2016 under a new CUSIP number 09060C309. Our ticker symbol will temporarily be appended with “D” to signify the effectiveness of the reverse split for a period of 20 days.

At the effective time of the 1-for-12 reverse stock split, every 12 shares of issued and outstanding common stock will be converted into 1 share of issued and outstanding stock, and the total outstanding shares of common stock will be reduced from approximately 73.1 million to approximately 6.1 million. The number of authorized shares and the par value per share will remain unchanged. No fractional shares will be issued in connection with the reverse stock split. Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share. It is not necessary for stockholders to exchange their existing stock certificates for new stock certificates in connection with the reverse stock split. Stockholders who hold their shares in brokerage accounts or "street name" are also not required to take any action to effect the exchange of their shares.

Item 8.01     Other Events

On December 28, 2016, we issued a press release announcing the effectiveness of the reverse split, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

3.1     Certificate of Amendment

99.1     Press Release dated December 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-Key International, Inc.

Date: December 28, 2016	By:	/s/ Cecilia C. Welch
Cecilia C. Welch
Chief Financial Officer

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